Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Coya Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,244,857	$3.95	$4,917,185.15	$0.0001102	$541.87

Total Offering Amounts					$4,917,185.15		$541.87

Total Fee Offsets							–

Net Fee Due							$541.87

(1)

Covers 1,244,857 shares of common stock issuable under the Amended and Restated Coya Therapeutics, Inc. 2021 Equity Incentive Plan (the “Plan”). The number of shares of common stock available for issuance under the Plan is subject to an automatic annual increase on January 1 of each year in an amount equal to four percent (4%) of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year, or such number of shares determined by the Company’s Board of Directors. (the “Evergreen Increase”). The number of shares of common stock included on this Registration Statement includes an aggregate of 103,606 shares of common stock available for issuance under the Plan as a result of the Evergreen Increase on January 1, 2023. Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on April 13, 2023.